Exhibit 99.1

Arden Group, Inc.

CONTACT:	Patricia S. Betance
Assistant Secretary

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE

	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Second Quarter Earnings

LOS ANGELES, CA August 7, 2007 – Arden Group, Inc. (Nasdaq–ARDNA) today released its sales and income figures for the second quarter ended June 30, 2007.

Arden Group, Inc. is the parent company of Gelson’s Markets which operates 18 full-service supermarkets in Southern California carrying both perishable and grocery products.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842

2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

SECOND QUARTER EARNINGS RELEASE

(UNAUDITED)

		Thirteen Weeks Ended		Twenty-Six Weeks Ended
		June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006

Sales	(a)	$119,823,000	$119,114,000	$240,253,000	$237,167,000
Operating Income	(b)	10,188,000	7,353,000	19,814,000	15,779,000
Interest and dividend income	(c)	783,000	508,000	1,362,000	897,000
Income before income taxes		10,971,000	7,861,000	21,176,000	16,676,000
Income tax provision		4,470,000	3,203,000	8,209,000	6,795,000
Net income		$6,501,000	$4,658,000	$12,967,000	$9,881,000
Basic and diluted net income per common share	(d)	$2.05	$1.44	$4.10	$3.04
Basic and diluted weighted average common shares outstanding	(d)	3,161,098	3,229,429	3,161,098	3,254,932

(a)

Same store sales increased 0.6% and 1.3% during the thirteen and twenty-six weeks ended June 30, 2007, respectively, compared to the same periods of 2006. The first quarter of 2007 included Passover sales which occurred in the second quarter of 2006 resulting in a lower year over year increase in same store sales for the second quarter of 2007.

(b)

Operating income for the second quarter of 2007 and 2006 includes compensation expense related to stock appreciation rights (SARs) of $433,000 and $1,832,000, respectively. SARs compensation expense for the first half of 2007 and 2006 totaled $1,254,000 and $2,420,000, respectively.

(c)

Interest and dividend income increased during the thirteen and twenty-six weeks ended June 30, 2007 compared to the same periods of the prior year due to an increase in cash levels and higher interest rates in 2007.

(d)

During January and February of 2006, the Company purchased 149,573 shares of Class A Common Stock in unsolicited private transactions with unrelated parties for an aggregate purchase price of approximately $12,481,000. As a result of these purchases and a purchase in December 2006 of 68,331 shares for approximately $7,518,000, the weighted average shares outstanding of Class A Common Stock used in computing net income per common share decreased for the thirteen and twenty-six weeks ended June 30, 2007 when compared to the same periods of 2006. The reduction in shares outstanding contributed to the increase in net income per common share on a comparative basis.

Arden Group, Inc.

2020 South Central Avenue, Compton, California  90220

Telephone:  (310) 638-2842    Facsimile:  (310) 631-0950